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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

RETURN ON EQUITY AND ASSETS
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                                                                  DECEMBER 31, 2002
                                                                          TO
                                                     ANNUALIZED     JUNE 30, 2003
                                                     ----------   ------------------
Return on average total assets                          0.99%                0.49%
Return on average equity                               11.81%                5.86%
Dividend payout ratio                                                       18.14%
Average equity to average assets                                             8.40%


STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                          $   4,773,000

Average basic shares outstanding                                        5,416,844

Average diluted shares outstanding                                      5,540,705

Basic earnings per share                                            $       0.88

Diluted earnings per share                                          $       0.86


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